Exhibit 10.4

Execution Version

* AN ASTERISK INDICATES WHERE PORTIONS OF THIS AGREEMENT HAVE

BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT

MADE TO THE SECURITIES AND EXCHANGE COMMISSION. THESE NON-PUBLIC

PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND

EXCHANGE COMMISSION.

ASSET PURCHASE AGREEMENT

among

CARLSON SOLAR,

a California corporation

MARY CARLSON,

an individual Resident of the State of California,

SCOTT CARLSON,

an individual Resident of the State of California,

BRITTANY CARLSON,

an individual Resident of the State of California,

BRANDON CARLSON,

an individual Resident of the State of California,

and

REAL GOODS CARLSON, INC.,

a California corporation

Dated as of January 1, 2008

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS	1

1.1	Definitions	1

ARTICLE II	PURCHASE AND SALE	8

2.1	Transferred Assets	8
2.2	Excluded Assets	8
2.3	Assumed Liabilities	8
2.4	Excluded Liabilities	8
2.5	* Contract	8

ARTICLE III	PURCHASE PRICE	8

3.1	Purchase Price	8
3.2	Adjustments to Purchase Price	9
3.3	Allocation of Purchase Price	10

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF SELLER AND THE SHAREHOLDERS	10

4.1	Organization, Qualification and Authority	10
4.2	No Violations	11
4.3	Financial Statements	11
4.4	Interim Changes	12
4.5	Licenses and Permits	13
4.6	Real Property	13
4.7	Transferred Assets	14
4.8	Seller Contracts	14
4.9	Environmental and Safety Matters	14
4.10	Litigation	15
4.11	Seller’s Employees	15
4.12	Seller’s Employee Benefits	16
4.13	Insurance	17
4.14	Broker’s or Finder’s Fee	17
4.15	Intellectual Property	17
4.16	Motor Vehicles	18
4.17	Tax Returns; Taxes	18

i

4.18	Affiliate Interests	18
4.19	Governmental and Other Third Party Consents	18
4.20	Customers and Vendors	18
4.21	Legal and Other Compliance	18
4.22	Inventories	19
4.23	Notes, Accounts Receivable and Accounts Payable	19
4.24	Outstanding Bids, Bid Bonds and Performance Bonds	19
4.25	Product and Service Warranties; Defects; Liability	20
4.26	Powers of Attorney	20
4.27	Booked Jobs and Work in Process	20
4.28	No Omissions or Misstatements	20

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF BUYER	20

5.1	Power and Authority	20
5.2	Consents and Approvals	21
5.3	Broker’s Finder’s Fee	21

ARTICLE VI	COVENANTS OF PARTIES	21

6.1	Confidentiality	21
6.2	Required Consents	21
6.3	Noncompete	21
6.4	Employee Matters	23
6.5	Cooperation and Information Sharing	23
6.6	Collection of Accounts Receivables	24
6.7	Use of Name	24
6.8	Transferred Vehicles	24
6.9	Financial Statements	24
6.10	Taxes	25
6.11	Waiver of Bulk Sale Law	25
6.12	Securities Matters	25
6.13	Further Assurances	26

ARTICLE VII	CLOSING DELIVERIES	26

7.1	Deliveries by Seller and the Shareholders	26
7.2	Deliveries by Buyer	27

ii

ARTICLE VIII	INDEMNIFICATION	28

8.1	Indemnification	28
8.2	Limitations of Indemnity	28
8.3	Indemnification Procedures — Third Party Claims	29
8.4	Indemnification Procedures — Other Claims, Indemnification Generally	30
8.5	Exclusive Remedy	30
8.6	Escrow	31

ARTICLE IX	MISCELLANEOUS	31

9.1	Publicity	31
9.2	Expenses	31
9.3	Entire Agreement; Amendments and Waivers	31
9.4	Notices	31
9.5	Waivers and Amendments	33
9.6	Governing Law	33
9.7	Consent to Jurisdiction and Venue	33
9.8	Attorneys’ Fees and Costs	34
9.9	Counterparts	34
9.10	Invalidity	34
9.11	Negotiated Agreement	35
9.12	Assignment	35
9.13	Severability	35

iii

Execution Version

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (the “Agreement”) dated as of January 1, 2008, among CARLSON SOLAR, a California corporation (“Seller”), MARY CARLSON, an individual resident of the state of California, BRANDON CARLSON, an individual resident of the state of California, BRITTANY CARLSON, an individual resident of the state of California and SCOTT CARLSON, an individual resident of the state of California, (each, a “Shareholder” and collectively, the “Shareholders”), and REAL GOODS CARLSON, INC., a California corporation (“Buyer”).

R E C I T A L S:

WHEREAS, Seller owns, operates and conducts a business which provides and installs photovoltaic modules in the State of California (the “Business”);

WHEREAS, the Shareholders own 100% of the issued and outstanding capital stock of Seller;

WHEREAS, except for the Excluded Assets (as defined below), Seller and the Shareholders desire to sell and transfer the Transferred Assets (as defined below) to Buyer, and Buyer desires to purchase the Transferred Assets from Seller, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

Article I

Definitions

1.1 Definitions. For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

“Action” means any judicial or administrative action, claim, suit, investigation, hearing, demand or proceeding by or before any Governmental Authority.

“Accounts Payable” means Seller’s ordinary course current liabilities determined in accordance with Seller’s ordinary and customary accounting practices, consistently applied.

“Affiliate” of any specified Person means (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person and (ii) any 5% shareholder or member of such Person. For purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” means this Agreement and includes all of the schedules and exhibits annexed hereto.

“Allocation” has the meaning set forth in Section 3.3.

“Assignment and Assumption Agreement” means the Assignment Agreement from Seller in the form of Exhibit A hereto.

“Assumed Liabilities” means *.

“Assumed Warranty Work” means *.

“Booked Jobs” means jobs for which the sales and services contract has been executed but work on the job has yet to begin.

“Bankruptcy Laws” means the United States Bankruptcy Code (Title 11, United States Code) and any state or federal laws pertaining to insolvency, as the same may be amended from time to time.

“Bill of Sale” means a Bill of Sale from Seller in the form of Exhibit C hereto.

“Business” has the meaning set forth in the recitals to this Agreement.

“Business Day” means any weekday, except for any weekday on which banks are to close in California.

* has the meaning set forth in Section 8.2(a).

“Closing” means the closing of the purchase and sale of the Transferred Assets contemplated by this Agreement.

“Closing Date” means, subject to the satisfaction of the conditions set forth herein, the earlier of (i) January 1, 2008, or (ii) such other date as is mutually acceptable to Buyer and Seller following satisfaction or waiver of the conditions contained in Article VII.

“Closing Inventory Value” means $1,235,260.28 which is the value of the Inventory owned by Seller and related to the Business, excluding Obsolete Inventory, at Seller’s cost, as of the Closing Date, as set forth on Schedule C hereto.

“Closing Statement” has the meaning set forth in Section 3.2(b).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act, as amended from time to time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Completed Jobs” means (i) solar installation with respect to which all work has been performed and the building has passed a final inspection, or (ii) solar installation with respect to which all work has been performed and for which a final inspection is not required.

“Competing Transaction” means any business combination or recapitalization involving Seller or any acquisition or purchase of all or a significant portion of the Transferred Assets of, or any material equity interest in, either Seller or any other similar transaction with respect to Seller involving any Person or entity other than Buyer or its Affiliates.

“Contract” means any contract, lease, license, instrument, purchase order, sales order or other agreement or binding commitment, whether or not in written form.

“Court Order” means any judgment, decree, injunction, order or ruling of any Governmental Authority or authority that is binding on any Person or its property under applicable Law.

“Customer Rebates Receivable” means rebates from the state of California under the California Solar Initiative program and the California Energy Commission program.

* has the meaning set forth in Section 8.2.

“Disputed Items” has the meaning set forth in Section 3.2(c).

“Employee Benefit Plan” means any employee benefit plan or compensation plan, agreement or arrangement covering present or former employees of Seller (including those within the meaning of ERISA Section 3(3)), stock purchase plan, stock option plan, fringe benefit plan, change in control plan, severance plan, bonus plan, pension plan and any other deferred compensation agreement or plan or funding arrangement.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA Section 3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA Section 3(1).

“Employment Agreement” has the meaning set forth in Section 7.1(e).

“Encumbrance” means any lien, charge, claim, security interest, mortgage, pledge or other encumbrance of any nature whatsoever.

“Environmental Laws” means all federal, state and municipal statutes, regulations, common law and similar provisions having the force or effect of law, all orders, permits, licenses and approvals with respect to the environment, public health and safety, occupational health and safety, product liability and transportation including without limitation all such standards of conduct or bases of obligations relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, control or cleanup of any contaminant, waste, hazardous materials, substances, chemical substances or mixtures, pesticides, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agreement” means the escrow agreement in the form of Exhibit D hereto.

“Escrow Amount” means the amount held in escrow pursuant to the Escrow Agreement.

“Escrow Agent” means the Escrow Agent as defined in the Escrow Agreement.

“Excluded Assets” means *.

“Excluded Liabilities” means *.

“Excluded Warranty Work” means installation and service work directly related to the replacement or repair of solar systems covered by warranty which is not Assumed Warranty Work.

“Final Closing Inventory” means all Inventory owned by Seller and related to the business, excluding Obsolete Inventory, as of the Closing Date as determined in accordance with Section 3.2.

“Final Closing Inventory Value” means the value of the Final Closing Inventory, at Seller’s cost, of the Inventory, on the Closing Statement.

“Final Closing Inventory Adjustment “ means the amount by which the Final Closing Inventory Value is more or less than the Closing Inventory Value.

“GAAP” means generally accepted accounting principles in effect in the United States consistently applied as in effect on the date of the Agreement.

“Governmental Authority” means any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, or any political subdivision thereof, (b) federal, state, local, municipal, foreign or other government, or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, body or other entity and any court, arbitrator or other tribunal).

“Governmental Permits” has the meaning set forth in Section 4.5.

“Grantor” means Gaiam Energy Tech, Inc., or an Affiliate thereof, provided that such Affiliate shall not include Gaiam, Inc.

“Gross Sales” means solar installation sales and services as invoiced on a sales or service contract.

“Gross Profit” means Gross Sales less all of the following costs directly expended by Buyer for the installations and services on the applicable job: permits and fees, bonding, site construction and excavation, utility connections, utility service upgrades, solar equipment, solar system components, installation, labor supervision, returns, sales tax, freight costs, engineering and design costs, subcontractor services, charge backs and per diem travel expenses for engineering, design and installation personnel.

“Historical Financials” means the unaudited balance sheets and statements of income of Seller as of and for the fiscal years ended December 31, 2006, December 31, 2005 and December 31, 2004 (including the footnotes thereto if any), and the unaudited balance sheet and statements of income and cash flows for the 10-month period ended October 31, 2007, attached hereto as Schedule 4.3.

“Indemnification Acknowledgement” has the meaning set forth in Section 8.2(a)(ii).

“Indemnitee” has the meaning set forth in Section 8.2(a).

“Indemnitor” has the meaning set forth in Section 8.2(a).

“Incentive Plan” means the Grantor’s 2007 Long-Term Incentive Plan.

“Intellectual Property” means all patents, trademarks, service marks, copyrights, trade names, maskworks, net lists, schematics, know-how, trade secrets, recipes, formulas, mixtures, inventory, ideas, algorithms, processes, computer software programs, or applications (in both source code and object code form), tangible or intangible proprietary information or material, other intellectual property, and all registrations and applications and renewals for any of the foregoing and all goodwill associated therewith.

“Inventory” means normal items of inventory, which, in Buyer’s reasonable determination, are current, suitable and merchantable at customary prices for the filing of orders in the normal course of business, and are not Obsolete Inventory, damaged or defective.

“Job Accounts Payable” means Accounts Payable incurred in connection with, or arising out of, a specific job, whether recorded or not recorded, asserted or not asserted as of the date of the Closing.

“Knowledge” and “Knowledge of Seller” means, the actual knowledge or awareness of each Shareholder that each Shareholder would have obtained after reasonable due diligence or inquiry in light of the circumstances.

“Latest Balance Sheet” means the unaudited balance sheet of Seller for the ten-month period ended October 31, 2007 included in the Historical Financials and prepared in accordance with Seller’s customary and ordinary accounting practices.

“Laws” means any statute, law, ordinance, regulation, order or rule of any governmental authority, including without limitation those covering environmental, energy, safety, health, transportation, bribery, record keeping, zoning, antidiscrimination, antitrust, wage and hour, and price and wage control matters, as well as any applicable principle of common law.

“Liability” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred directly or consequential and whether due or to become due), including any Tax or other liability arising out of applicable statutory, regulatory or common law, any contractual obligation and any obligation arising out of tort.

“Losses” means any and all damages, costs, liabilities, losses (including consequential losses), judgments, penalties, fines, expenses or other costs, including reasonable attorney’s fees, expert fees and costs of investigation, enforcement and collection suffered or incurred by an Indemnitee.

“Material Adverse Effect” means a material adverse effect on (i) the Transferred Assets, operations, personnel, condition (financial or otherwise) or prospects of Seller, considered as a whole, or (ii) the ability of any Shareholder, Seller or Buyer (as applicable) to consummate the transactions contemplated hereby, or (iii) the Historical Financials as audited following the Closing Date.

“Noncompete Period” has the meaning set forth in Section 6.2.

“Notice of Claim” has the meaning set forth in Section 8.2(a)(i).

“Obsolete Inventory” means inventory that is obsolete, slow-moving or not currently saleable.

“Operating Accounts Payable” means Accounts Payable not incurred in connection with, or arising out of, a specific job.

“Option” has the meaning set forth in Section 3.1(b).

“Option Agreement” means the stock option agreement by and between the Grantor and the Seller to be entered into within 30 days following the Closing Date.

“Option Shares” has the meaning set forth in Section 3.1(b).

“Ordinary Course of the Business” means a manner generally consistent with past business practices as evidenced by historical events, trends and customary approach.

“Out-of-Pocket Cost” means expenses paid by Seller for materials and labor which were incurred in connection with, or arising out of, a specific job.

“Periodic Taxes” has the meaning set forth in Section 6.10(a).

“Permitted Liens” means the following liens which are set forth on Schedule D (i) liens for Taxes, fees, levies, duties or other governmental charges of any kind which are not yet delinquent or are being contested in good faith by appropriate proceedings which suspend the collection thereof and for which appropriate reserves have been established in accordance with GAAP; and (ii) liens for mechanics, material, laborers, employees, suppliers or similar liens arising by operation of law for sums which are not yet delinquent or which are being contested in good faith by appropriate proceedings or with respect to which arrangements for payment and/or release have been made and for which appropriate reserves have been established in accordance with Seller’s customary and ordinary accounting practices consistently applied.

“Person” means any individual, partnership, limited liability company, limited liability partnership corporation, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity (or any department, agency or political subdivision thereof).

“Product” has the meaning set forth in Section 4.25.

“Purchase Price” has the meaning set forth in Section 3.1.

“Purchase Price Adjustment” has the meaning set forth in Section 3.2(a).

“Required Consents” has the meaning set forth in Section 4.2.

“Seller Contract” has the meaning set forth in Section 4.8.

“Seller’s Real Property” means all real property owned by Seller.

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, capital gain, intangible, environmental (pursuant to Section 59A of the Code or otherwise), custom duties, capital stock, franchise, employee’s income withholding, foreign withholding, social security (or its equivalent), unemployment, disability, real property, personal property, sales, use, transfer, value added, registration, alternative or add on minimum, estimated or other tax, including any interest, penalties or additions to tax in respect of the foregoing, whether disputed or not, and any obligation to indemnify, assume or succeed to the liability of any other Person in respect of the foregoing, and the term “Tax Liability” shall mean any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due) with respect to Taxes.

“Tax Period” has the meaning set forth in Section 6.10(a).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” means a claim or demand made by any Person who is not a party hereto against an Indemnitee.

“Transaction Documents” means, collectively, this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Employment Agreement and the Escrow Agreement.

“Transferred Assets” means *, but excluding any Excluded Assets.

“Transferred Vehicles” has the meaning set forth in Section 7.1(b).

* has the meaning set forth in Section 2.5.

“WARN” has the meaning set forth in Section 4.11.

“Work in Process” means solar installation jobs that are not Completed Jobs or Booked Jobs.

Article II

Purchase and Sale

2.1 Transferred Assets. Subject to the terms and conditions set forth in this Agreement, Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and acquire from Seller, on the Closing Date, all of Seller’s right, title and interest in, to and under the Transferred Assets, free and clear of all Encumbrances, other than Permitted Liens. All of the Transferred Assets are intended to be transferred to Buyer, whether or not described in the Schedules hereto.

2.2 Excluded Assets. Seller is not selling and Buyer is not purchasing or assuming obligations with respect to the Excluded Assets, and following Closing, Buyer will not have any right, title, interest or obligation with respect to the Excluded Assets.

2.3 Assumed Liabilities. At the Closing, Buyer will assume and agree to pay or perform, as the case may be, the Assumed Liabilities.

2.4 Excluded Liabilities. Buyer shall assume no liabilities of Seller of any nature other than the Assumed Liabilities. Concurrently with the Closing, Seller will pay, or cause to be paid, and discharge any Excluded Liability over $* as set forth on Schedule 2.4 hereto. Buyer shall have no liability for or obligation with respect to any Excluded Liability, whether recorded or not recorded, asserted or not asserted as of the date of the Closing; provided, however that to the extent that Buyer will pay any Excluded Liability set forth on Schedule 2.4 following the Closing Date, Buyer will pay such Excluded Liability promptly upon receipt of the wire payment instructions.

2.5*. Notwithstanding the foregoing provisions of Article II, in the case of the contract by and between *, Buyer and Seller agree that Buyer shall receive the accounts receivable and the customer deposits and shall assume the Accounts Payable directly related to the * subject to the adjustment set forth on Schedule 2.5 hereto. The * will be adjusted and reimbursement made to Seller or Buyer, if necessary, by calculation of the following categories as set forth on Schedule 2.5: (i) total revenue paid to Seller, (ii) total costs paid by Seller, (iii) percentage completion of installation, (iv) payment received by Seller, (v) payment of costs made by Seller, (vi) accounts receivable for * as of the Closing Date, and (vii) Accounts Payable for the * as of the Closing Date.

Article III

Purchase Price

3.1 Purchase Price.

(a) At Closing, in consideration of the sale and transfer of the Transferred Assets, Buyer shall pay the purchase price of $2,550,000 plus the Closing Inventory Value (the “Purchase Price”) as follows:

(i)* of the Purchase Price will be placed in an escrow pursuant to an Escrow Agreement in the form of Exhibit D hereto to provide a fund for (i) the payment of any post-closing adjustment to the Purchase Price pursuant to Section 3.2; and (ii) the payment of any post-closing indemnification claims pursuant to Section 8.6 (the “Escrow Amount”);

(ii) any amount necessary for the payment and discharge of any Excluded Liability pursuant to Section 2.4 shall be paid in accordance with Section 2.4;

(iii) $* shall be retained by Buyer in consideration of payments received by the Seller for the *;

(iv) $* shall be retained by Buyer in consideration of the transfer of all customer deposits for Booked Jobs to Buyer; and

(v) the remainder of the Purchase Price will be delivered to Seller at Closing by wire transfer of immediately available funds pursuant to wire instructions delivered by Seller to Buyer not later than two Business Days prior to the Closing Date.

(b) As additional consideration of the sale and transfer of the Transferred Assets, effective as of the Closing Date, Buyer shall grant, or cause to be granted, to Seller an option (the “Option”) to purchase 30,000 shares (the “Option Shares”) of the Grantor’s Class A Common Stock, par value $.0001 per share at the exercise price of $*, subject and pursuant to all terms and conditions stated in the Option Agreement and in the Incentive Plan. Except as otherwise provided in the Option Agreement or the Incentive Plan, the Option may not be exercised after the close of business on January 1, 2015. Grantee shall, subject to the limitations of the Option Agreement and the Incentive Plan, have the right to exercise the Option by purchasing all or any part of the vested Option Shares then available for purchase (less any Option Shares previously purchased upon exercise of this Option) pursuant to the following vesting schedule: (i) Fifty percent (50%) of the Option Shares shall vest upon the earlier to occur of the consummation of a Qualified Public Offering, as defined in the Option Agreement, or the Sale of the Company, as defined in the Option Agreement, and (ii) only after the occurrence of a Qualified Public Offering or the Sale of the Company, the remaining fifty percent (50%) of the Option Shares shall vest over time pursuant to the Option Agreement. Buyer and Seller acknowledge that, immediately following the Closing, Seller will transfer or assign the Option Shares to each Shareholder according to their percentage ownership interest in the Seller.

3.2 Adjustments to Purchase Price.

(a) The Purchase Price shall be increased or decreased, as the case may be, * (the “Purchase Price Adjustment”).

(b) Within 10 days after the Closing Date, Buyer shall conduct a physical count of Seller’s Inventory on-hand and Buyer shall provide a calculation in reasonable detail of the *, if any, and, if applicable, the Purchase Price Adjustment (the “Closing Statement”). Seller will cooperate with Buyer in connection with the preparation of the Closing Statement.

(c) At any time within 10 days following the delivery of the Closing Statement pursuant to Section 3.2(b) hereof, Seller may deliver a written objection specifying those items on the Closing Statement which it disputes (such items, the “Disputed Items”). If Seller does not so object in writing, the Closing Statement shall be final and binding on the parties. If Seller objects to the Closing Statement, the parties shall agree on the amount, if any, which is not in dispute, and attempt to resolve the Disputed Items by negotiation. If the parties are unable to resolve the Disputed Items within 10 days of the objection by Seller, the parties shall appoint a firm of certified public accountants of national recognition mutually satisfactory to Seller and Buyer to review the Disputed Items and determine the amount thereof in accordance with GAAP. Buyer and Seller shall use commercially reasonable efforts to cause such accounting firm to determine such amount as soon as is reasonably practicable. The fees and expenses of such accounting firm shall be borne in equal portions by Seller and Buyer and the determination of such accounting firm shall be final and binding on the parties

(d) If the Purchase Price Adjustment results in a decreased in the Purchase Price, if the aggregate amount of the Purchase Price Adjustment is less than the Escrow Amount, Buyer and Seller will deliver mutual instructions to the Escrow Agent in accordance with the terms of the Escrow Agreement to deliver that portion of the Escrow Amount equal to the Purchase Price Adjustment to Buyer and the balance of the Escrow Amount shall remain in escrow to be distributed in accordance with the terms of the Escrow Agreement.

(e) If the Purchase Price Adjustment results in an increase in the Purchase Price, Buyer will deliver that portion of Purchase Price equal to the Purchase Price Adjustment to Seller by wire transfer of immediately available funds pursuant to wire instructions delivered by Seller to Buyer.

3.3 Allocation of Purchase Price. The Purchase Price shall be allocated among the Transferred Assets in the manner agreed upon by the parties after the Closing (the “Allocation”). The parties to this Agreement expressly agree that the Allocation shall be used by them for all purposes including Tax, reimbursement and other purposes. Each party to this Agreement agrees that it will report the transaction completed pursuant to this Agreement in accordance with the Allocation, including any report made under Section 1060 of the Code, and that no such party will take a position inconsistent with the Allocation except with the prior written consent of the other parties hereto.

Article IV

Representations and Warranties of Seller and the Shareholders

As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated herein, Seller and the Shareholders hereby, jointly and severally, represent and warrant to Buyer as follows:

4.1 Organization, Qualification and Authority. Seller is a corporation duly organized and validly existing under the laws of the State of California and is in good standing and duly qualified to do business as a foreign corporation in all jurisdictions where the operation of its business or the ownership of its properties make such qualification necessary. Seller has full corporate power and authority to own, lease and operate its facilities and the Transferred Assets as presently owned, leased and operated, and to carry on its respective business as it is now being conducted. The Shareholders own, at Closing, 100% of the issued and outstanding stock of Seller, no other person or entity owns or holds, has any interest in, whether legal, equitable or beneficial, or has the right to purchase, any capital stock, membership interest or other security of Seller and Seller does not own any capital stock, security, interest or other right, or any option or warrant convertible into the same, of any Person. Seller has the requisite corporate right, power and authority to execute, deliver and carry out the terms of this Agreement, the other Transaction Documents and all other documents and agreements necessary to give effect to the provisions of this Agreement and to consummate the transactions contemplated on the part of Seller hereunder. Each Shareholder has the full right, power and authority to execute, deliver and carry out the terms of this Agreement, the other Transaction Documents (to the extent a party thereto) and all other documents and agreements necessary to give effect to the provisions of this Agreement, to consummate the transactions contemplated on the part of such Shareholder hereunder, and to take all actions necessary, in their capacity as the shareholders of Seller, to permit or approve the actions of Seller taken in connection with this Agreement. The execution, delivery and consummation of this Agreement, the other Transaction Documents and all other agreements and documents executed in connection herewith and therewith by Seller, have been duly authorized by all necessary action on the part of Seller. No other action, consent or approval on the part of Seller, the Shareholders or any other person or entity, is necessary to authorize Seller’s due and valid execution, delivery and consummation of this Agreement, the other Transaction Documents and all other agreements and documents executed in connection herewith. This Agreement, the other Transaction Documents and all other agreements and documents executed in connection herewith by Seller and/or the Shareholders, upon due execution and delivery thereof, shall constitute the valid and binding obligations of Seller and each Shareholder, enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity.

4.2 No Violations. The execution and delivery of this Agreement and the other Transaction Documents and the performance by Seller and the Shareholders of their respective obligations hereunder and thereunder (a) do not and will not conflict with or violate any provision of the articles of incorporation, bylaws, operating agreement or similar organizational documents of Seller, and (b) subject to obtaining all consents and approvals set forth on Schedule 4.2 hereto (the “Required Consents”), do not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (ii) result in the creation of any Encumbrance upon the capital stock, membership interests or assets of Seller pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice to any court or administrative, arbitration or governmental body or other third party pursuant to, any law, statute, rule or regulation or any Seller Contract, judgment or decree to which Seller is subject or by which any of its assets are bound.

4.3 Financial Statements.

(a) Except as set forth on Schedule 4.3, the Historical Financials have been prepared in accordance with Seller’s ordinary and customary accounting, consistent with past practices. The Historical Financials fairly present the financial position of Seller as of the dates specified and the results of operations in all material respects of Seller for the periods covered thereby, and Seller does not have any material liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) that are not either (i) reflected or fully reserved against on the Historical Financials or incurred in the Ordinary Course of the Business subsequent to the date of the Historical Financials or (ii) set forth on the disclosure schedules hereto.

(b) None of Seller nor any of its officers, directors or, to the Knowledge of Seller, any of their respective Affiliates (i) is contemplating the filing of a petition under the Bankruptcy Laws with respect to Seller, or the liquidation of all or any major portion of its or their assets or properties, or (ii) is aware of any Person contemplating the filing of any petition against Seller under the Bankruptcy Laws. Seller is not contemplating materially changing its Business, as such Business is being conducted on the date hereof.

4.4 Interim Changes. Except as set forth on Schedule 4.4, since December 31, 2006, there has been no:

(a) change in the condition, financial or otherwise, of Seller, which has, or would reasonably be expected to have a Material Adverse Effect;

(b) loss, damage or destruction of or to any of the material Transferred Assets, whether or not covered by insurance;

(c) sale, lease, transfer or other disposition by Seller of, or mortgages or pledges of or the imposition of any Encumbrance on, any portion of the Transferred Assets other than in the Ordinary Course of Business consistent with past practice;

(d) increase in the compensation payable by Seller to any of the Shareholders, employees, directors, managers, independent contractors or agents, or any increase in, or institution of, any bonus, insurance, pension, profit sharing or other employee benefit plan or arrangements made to, for or with the employees, directors, managers, shareholders or independent contractors of Seller, other than increases in salaries of employees of the Business (other than the Shareholders) in the Ordinary Course of the Business consistent with past practice;

(e) adjustment or write off of accounts receivables or reduction in reserves for account receivables outside of the Ordinary Course of the Business or any change in the collection, payment or credit experience or practices of Seller;

(f) change in the Tax or cash basis accounting methods or practices employed by Seller or change in depreciation or amortization policies;

(g) issuance or sale by Seller or the Shareholders, or any Contract entered into by Seller or the Shareholders for the issuance or sale, of any shares of capital stock or securities convertible into or exchangeable for capital stock of Seller;

(h) payment by Seller of any dividend, distribution or extraordinary or unusual disbursement or expenditure;

(i) merger, consolidation or similar transaction involving Seller;

(j) strike, work stoppage or other labor dispute adversely affecting the Business;

(k) termination, waiver or cancellation of any material rights or claims of Seller, under any Contract or otherwise;

(l) incurrence of indebtedness for borrowed money other than in the Ordinary Course of the Business consistent with past practice;

(m) new Contract (or amendment to any existing Contract) obligating Seller to purchase goods or services for a period of ninety (90) days or more, any amendment or termination of any Seller Contract or license relating to the Business or any waiver of material claims or rights of Seller against third parties other than in the Ordinary Course of the Business consistent with past practice;

(n) agreement, arrangement or transaction between Seller and any Affiliate of Seller;

(o) other transaction not in the Ordinary Course of the Business and consistent with past practice of the Business that, individually or in the aggregate, could have a Material Adverse Effect; or

(p) binding commitment with respect to any of the foregoing.

4.5 Licenses and Permits.

(a) Seller has all local, state and federal licenses, permits, registrations, certificates, contracts, consents, accreditations and approvals material to the Business (collectively, the “Governmental Permits”) necessary for Seller to occupy, operate and conduct the Business as now conducted, and there do not exist any waivers or exemptions relating thereto. All such Governmental Permits are set forth on Schedule 4.5. There is no material default on the part of Seller or any other party under any of the Governmental Permits. To Seller’s Knowledge, there exist no grounds for revocation, suspension or limitation of any of the Licenses or Permits. No notices have been received by Seller or the Shareholders with respect to any threatened, pending, or possible revocation, termination, suspension or limitation of the Governmental Permits. Except as set forth on Schedule 4.5, the Governmental Permits may be assigned and transferred to Buyer pursuant to this Agreement.

(b) To Seller’s Knowledge, each employee of Seller has all Governmental Permits required for each such employee to perform such employee’s designated functions and duties for Seller in connection with conducting the Business. There is no default under, nor does there exist any grounds for revocation, suspension or limitation of, any such Governmental Permits.

4.6 Real Property.

(a) Schedule 4.6 sets forth a complete and correct list of all real properties or premises that are leased or utilized in whole or in part by Seller. The properties listed on Schedule 4.6 constitute all the real properties utilized in connection with the Business. As to each leased property, Schedule 4.6 sets forth the (i) lease term, (ii) annual rent and (iii) renewal option, if any. Complete and correct copies of all leases and guarantees of leases have been made available to Buyer.

(b) Seller is a tenant or possessor in good standing of each lease of premises utilized by Seller in connection with the Business, free of any material default or breach on the part of Seller and, to Seller’s Knowledge, free of any material default or breach on the part of the lessors thereunder, and has use and occupancy of the premises provided for in the leases therefor.

4.7 Transferred Assets. Except as set forth on Schedule 4.7, Seller has good and marketable title to the Transferred Assets (other than real property, which is covered in Section 4.6) free and clear of all Encumbrances other than Permitted Liens. Seller’s machinery, equipment, vehicles and other tangible assets constituting any part of the Transferred Assets have been maintained in good working condition (normal wear and tear excepted) and are sufficient for the conduct of the Business as presently conducted, except for obsolete items not presently in service which are retained for parts. The assets reflected on the Latest Balance Sheet constitute all of the assets, properties and other rights used in the conduct of the Business except for those assets acquired or disposed of in the Ordinary Course of the Business subsequent to the date of the Latest Balance Sheet, racking materials and miscellaneous parts which are not reflected in the Latest Balance Sheet and the Excluded Assets. Seller owns all the material assets necessary to, and currently utilized in the operation of, the Business as presently conducted. Except as set forth on Schedule 4.7, no Shareholder or any of their affiliates (other than Seller) owns any of the assets currently utilized in the Business.

4.8 Seller Contracts. Schedule 4.8 sets forth a list of all of Seller’s Contracts (the “Seller Contracts”). True and correct copies of all Seller Contracts (and with respect to any oral Seller Contract, a summary of the principal terms thereof) have been provided to Buyer. Each Seller Contract is in full force and effect and constitutes the valid, legal, binding and enforceable obligation of Seller and Seller is (and, except as set forth on Schedule 4.8, to Seller’s and each Shareholder’s Knowledge each other party thereto is not) in breach or default of any terms or conditions thereunder.

4.9 Environmental and Safety Matters.

(a) Except as set forth on Schedule 4.9:

(i) Seller is and has been in material compliance at all times with all applicable Environmental Laws and has received no notice, report or information regarding any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), or any corrective, investigatory or remedial obligations, arising under applicable Environmental Laws with respect to the past or present operations or properties of the Business;

(ii) Seller has obtained, and is and has been in material compliance at all times with all terms and conditions of, all Governmental Permits pursuant to Environmental Laws for the occupation of its premises and the conduct of its operations;

(iii) Seller has filed, and is and has been in material compliance at all times with, all disclosures, reporting and notifications required pursuant to Environmental Laws for the occupation of its premises and the conduct of its Business;

(iv) Seller has not received notice that any of the following exists at Seller’s properties (other than de minimis amounts of cleaning supplies) in violation of applicable Environmental Laws: hazardous or toxic materials, substances, pollutants, contaminants or waste, polychlorinated biphenyl containing materials or equipment;

(v) The transactions contemplated by this Agreement do not impose any obligations under Environmental Laws for site investigation or cleanup or notification to or consent of any government agencies or third parties that have the right to enforce Environmental Laws;

(vi) Seller has not received any notice from any Person that there are facts, events or conditions relating to the past or present properties or operations of the Business which will (x) prevent, hinder or limit continued compliance with applicable Environmental Laws, (y) give rise to any corrective, investigatory or remedial obligations on the part of Buyer pursuant to applicable Environmental Laws, or (z) give rise to any liabilities on the part of Buyer (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to applicable Environmental Laws, including without limitation those liabilities relating to onsite or offsite hazardous substance releases, personal injury, property damage or natural resources damage; and

(vii) Seller has not assumed or, to Seller’s Knowledge, succeeded (by operation of law or otherwise), to any liabilities or obligations of any third party under Environmental Laws for which Buyer will have any liability following the Closing Date.

(b) Seller has delivered to Buyer true and correct copies of all environmental studies conducted by Seller.

4.10 Litigation. Neither Seller nor any of the Shareholders have received notice of any violation of any law, rule, regulation, ordinance or order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, legislation and regulations applicable to environmental protection, civil rights, public health and safety and occupational health) since November 1, 2002. Except as set forth on Schedule 4.10 (for which Buyer assumes no liability), there are no lawsuits, proceedings, actions, arbitrations, governmental investigations, claims, inquiries or proceedings pending or, to Seller’s Knowledge, threatened involving Seller, any Shareholder, any of the Transferred Assets or the Business, and no reasonable basis exists for the bringing of any such claim.

4.11 Seller’s Employees. Schedule 4.11 hereto sets forth: (i) a complete list of all of Seller’s employees and rates of pay, (ii) true and correct copies of any and all fringe benefits and personnel policies, (iii) the employment dates and job titles of each such person, (iv) categorization of each such person as a full time or part time employee of Seller, and (v) whether any such person has an employment agreement. Seller has not altered the compensation of any employee within the past thirty (30) days. For purposes of this Section, “part time employee” means an employee who is employed for an average of fewer than twenty (20) hours per week or who has been employed for fewer than six (6) of the twelve (12) months preceding the date on which notice is required pursuant to the federal “Worker Adjustment and Retraining Notification Act” (“WARN”), 29 U.S.C. Section 2102 et seq. Except as set forth on Schedule 4.11, Seller has no employment agreements with its employees and all such employees are employed on an “at will” basis. Schedule 4.11 sets forth all former employees of Seller utilizing or eligible to utilize COBRA health insurance. All Persons with whom Seller has engaged as independent contractors are properly classified as independent contractors for Tax purposes.

4.12 Seller’s Employee Benefits.

(a) Schedule 4.12 lists each Employee Benefit Plan that Seller maintains or to which Seller contributes and each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA and the Code. No Action or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending.

(b) Except as set forth in Schedule 4.12, each of the following is true:

(i) Seller is not a party to any collective bargaining agreements. Seller is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours and occupational safety and health, and is not engaged in any unfair labor practice within the meaning of Section 8 of the National Labor Relations Act in all cases, except where the failure to comply could not reasonably be expected to have a Material Adverse Effect and, there is no Action, grievance or other proceeding pending or, to Seller’s Knowledge, threatened in writing, or any investigation pending or threatened against Seller relating to any thereof, and no basis exists for any such action, suit or legal, administrative, arbitration, grievance or other proceeding or governmental investigation;

(ii) there is no labor strike, dispute, slowdown or stoppage actually pending or, to Seller’s Knowledge, threatened against Seller;

(iii) none of the employees of Seller is represented by any labor union and, there are no attempts being made to organize any of such employees;

(iv) no agreement (including any collective bargaining agreement), arbitration or court decision, decree or order or governmental order which is binding on Seller in any way limits or restricts Seller from relocating or closing any of its operations;

(v) Seller has not experienced any organized work stoppage in the last five years;

(vi) there are no charges, administrative proceedings or formal employee-related complaints (including without limitation wage-based allegations or discrimination allegations based upon sex, age, marital status, race, national origin, sexual preference, handicap or veteran status) pending or, threatened, or any investigation pending or threatened before a court or the Equal Employment Opportunity Commission or the Department of Labor or any other federal, state or local agency. There have been no audits of the equal employment opportunity practices of Seller, and no basis for any such claim exists; and

(vii) except for the transactions contemplated by this Agreement, within the period 90 days prior to the Closing Date, Seller has not temporarily or permanently closed or shut down any single site of employment or any facility or any operating unit, department or service within a single site of employment, as such terms are used in WARN. During such period, Seller has not terminated or laid off more than 125 employees in the aggregate.

4.13 Insurance. Seller has in effect and has continuously maintained insurance coverage for all of its operations, personnel and assets, and for the Transferred Assets and the Business. A complete and accurate list of all such insurance policies is set forth in Schedule 4.13 hereto, which policies have previously been provided to Buyer. Schedule 4.13 also sets forth a summary of Seller’s current insurance coverage (listing the nature of coverage, carrier, limits, expiration dates, and whether such policies are “claims made” or “occurrence based”), and includes a list of any pending insurance claims relating to Seller. Seller is not in default or breach with respect to any provision contained in any such insurance policies, nor has Seller failed to give any notice or to present any claim thereunder in due and timely fashion.

4.14 Broker’s or Finder’s Fee. Except as set forth on Schedule 4.14, neither Seller nor the Shareholders has employed, or is liable for the payment of any fee to, any finder, broker, consultant or similar person in connection with the transactions contemplated under this Agreement.

4.15 Intellectual Property.

(a) Seller owns or licenses all Intellectual Property used in connection with, or material to, the Business. All Intellectual Property used in connection with, or material to, the Business is listed and described in Schedule 4.15. No proceedings have been instituted or are pending or, to Seller’s Knowledge, threatened which challenge the validity of the ownership by Seller of any of the Intellectual Property set forth on Schedule 4.15. Seller has not licensed anyone to use any of Intellectual Property set forth on Schedule 4.15 and to Seller’s Knowledge there has been no use or infringement of any the Intellectual Property set forth on Schedule 4.15 by any other person.

(b) Seller has provided to Buyer true, correct and complete copies of (i) all documents, if any, relative to patents, patent applications and inventions and discoveries that may be patentable, and all registered and unregistered trademarks, trade names and service marks, registered and unregistered copyrights, and maskworks owned by Seller and included in the Intellectual Property set forth on Schedule 4.15, including the jurisdictions in which each such intellectual property right has been issued or registered or in which any application for such issuance and registration has been filed, and (ii) of all licenses, sublicenses and other agreements as to which Seller is a party and pursuant to which Seller is authorized to use any third party patents, trademarks or copyrights, including software (other than off-the-shelf software subject to a click-through or shrink-wrap license), or any other third party intellectual property which are or are presently expected to be incorporated in, or are or expected to form a part of any existing Seller product, or which are or are presently expected to be utilized in the development, modification or support of any existing Seller product.

(c) All patents, registered trademarks, service marks and registered copyrights held by Seller and related to the Business are validly issued and presently subsisting.

(d) Seller is the owner or licensee of all right, title and interest in and to all of the Intellectual Property set forth on Schedule 4.15, free and clear of all Encumbrances, and has the right to use without payment to a third party all of the Intellectual Property set forth on Schedule 4.15, other than in respect of licenses listed in Schedule 4.15(d).

4.16 Motor Vehicles. Schedule 4.16 sets forth a complete and accurate list of all vehicles utilized in the Business, whether owned or leased, the type of vehicle and vehicle identification number. All such vehicles are properly titled, licensed and registered in accordance with applicable law.

4.17 Tax Returns; Taxes. Seller has filed or will timely file all federal, state and local Tax Returns and Tax reports required by such authorities to be filed. Seller has paid all Taxes, assessments, governmental charges, penalties, interest and fines due or claimed to be due by any federal, state or local authority. There is no pending Tax examination or audit of, nor any action, suit, investigation or claim asserted or, to Seller’s Knowledge, threatened against Seller by any federal, state or local authority; and Seller has not been granted any extension of the limitation period applicable to any Tax claims.

4.18 Affiliate Interests. Except as provided in Schedule 4.18, Seller is not a party to any transaction with: (a) any of the Shareholders, or any employee, officer, or director of Seller, (b) any relative of any of the Shareholders or (c) any Person that, directly or indirectly, is controlled by or under common control with Seller or with any such employee, officer, director, manager or relative, including without limitation any contract, agreement or other arrangement (i) providing for the furnishing of services by such person, (ii) providing for the rental or use of real or personal property from or to such person, (iii) providing for the guaranty of any obligation of such person, (iv) requiring any payment to such person which will continue beyond the Closing Date or (v) establishing any right or interest of such person in any of the Transferred Assets.

4.19 Governmental and Other Third Party Consents. Other than the Required Consents, neither Seller nor Shareholders are required to obtain any consent from, provide any notice to, or is required to make any declaration or filing with, any Governmental Authority or any other Person in connection with the execution, delivery and performance of this Agreement or any other agreement. All consents required to be obtained or made in connection with the execution, delivery and performance of this Agreement or any other Transaction Document will at the Closing be in full force and effect. The time within which any administrative or judicial appeal, reconsideration, rehearing or other review of any such consent of any Governmental Authority may be taken or instituted has lapsed, and no such appeal, reconsideration or rehearing or other review has been taken or instituted.

4.20 Customers and Vendors. No customer accounting for more than 5% of the sales of the Business as of December 31, 2006 has canceled any contract reflected on the Latest Balance Sheet or notified Seller or either Shareholder that it intends to cancel any such contract with Seller. No vendor of the Business as of December 31, 2006 has stopped doing business with Seller or notified Seller or either Shareholder that it intends to stop doing business with Seller

4.21 Legal and Other Compliance. Except as set forth on Schedule 4.21, Seller has operated the Business in compliance with all applicable Laws and no Action, charge, complaint or notice has been filed or commenced against Seller alleging any failure so to comply. Neither the ownership or use of the Transferred Assets or any other assets or properties of Seller nor the conduct of the Business conflicts with the rights of any other Person or violates, or with the giving of notice or the passage of time or both will violate, conflict with or result in a default, right to accelerate or loss of rights under, any terms or provisions of its certificate of incorporation or by-laws or any Encumbrance, lease, license, agreement, understanding, Law or any order, judgment or decree to which either Seller is a party or by which it may be bound or affected. Neither Shareholder nor Seller has any Knowledge of any proposed Laws, governmental takings, condemnations or other proceedings which would be applicable to the Business, or their assets, operations or properties and which could reasonably be expected to have a Material Adverse Effect.

4.22 Inventories. Since the date of the Latest Balance Sheet, no inventory has been sold or disposed of except through sales in the Ordinary Course of the Business and there has been no material write-up or write-down in the value of inventory.

4.23 Notes, Accounts Receivable and Accounts Payable.

(a) All notes, accounts receivable (billed and unbilled) and retainage accounts of Seller with respect to the Business are reflected properly on Seller’s books and records in accordance with Seller’s ordinary and customary accounting practice, consistently applied, are valid receivables, arose from bona fide transactions in the Ordinary Course of the Business subject to no setoffs or counterclaims (except as and to the extent recorded as accounts payable), to the Knowledge of Seller are collectible, except as reflected in the reserve or allowance for bad debts in the Latest Balance Sheet, as adjusted for the passage of time in accordance with Seller’s ordinary and customary accounting practice, consistently applied.

(b) All Accounts Payable, billings in excess of costs and estimated earnings on uncompleted contracts and accrued expenses of Seller are reflected properly on Seller’s books and records in accordance with Seller’s ordinary and customary accounting practice, consistently applied. Except as set forth on Schedule 4.23(b), all Accounts Payable of Seller are current and, in the period from the date hereof through the Closing, will be paid in the Ordinary Course of the Business.

4.24 Outstanding Bids, Bid Bonds and Performance Bonds.

(a) Schedule 4.24(a)(i) sets forth a true, correct and complete list of each outstanding Bid in connection with the Business which would require the execution of a contract containing terms (including pricing terms) materially less favorable to the Business than the terms contained in the standard form contracts or standard end-user price lists. Schedule 4.24(a)(ii) sets forth a true, correct and complete list of such Bids with respect to which (i) Seller has outstanding bid bonds or similar sureties or (ii) Seller is required to obtain such bonds or sureties, and sets forth a brief description of such bonds, sureties or requirements for bonds or sureties. The outstanding Bids set forth in Schedule 4.24(a)(i) have not been awarded or performed in any respect by Seller and no payments have been received by Seller in respect of such outstanding Bids.

(b) Schedule 4.24(b) sets forth a true, correct and complete list of (i) all outstanding performance bonds or similar sureties currently in effect for the benefit of Seller’s customers, (ii) all performance bonds or similar sureties required, to the Knowledge of Seller or either Shareholder, to be obtained, but not yet obtained, by Seller for the benefit of any of Seller’s current customers and (iii) all performance bonds or similar sureties that will be required to be obtained by Seller for the benefit of any of Seller’s potential customers pursuant to the terms of any outstanding Bid set forth in Schedule 4.24(a)(i) if such Bid is awarded to Seller.

4.25 Product and Service Warranties; Defects; Liability. Except as disclosed on Schedule 4.25 (which matters have not had and could not reasonably be expected to have a Material Adverse Effect), each product manufactured, sold, leased, delivered, installed or maintained by Seller in connection with the Business (“Product”) has been in conformity in all material respects with all applicable Laws, contractual commitments and express and implied warranties and Seller does not have any Liability (and, to the Knowledge of Seller or either Shareholder, there is no basis for any present or future Action giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith. Except as set forth in Schedule 4.25, no claims have been asserted against Seller during the past six years relating to, and, to the Knowledge of Seller or either Shareholder, there have been no Actions with respect to, any injury to individuals or property as a result of the manufacture, sale, lease, ownership, possession, installations, maintenance or use of any Product.

4.26 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of Seller in respect of Seller’s assets or Liabilities or the Business.

4.27 Booked Jobs and Work in Process. Schedule 4.27 sets forth a true, correct and complete list of Seller’s Booked Jobs and Work in Process as of the Closing Date.

4.28 No Omissions or Misstatements. None of the information included in this Agreement and Schedules hereto, or other documents furnished or to be furnished by the Shareholders or Seller, or any of its representatives, contains any untrue statement of a material fact or is misleading in any material respect or omits to state any material fact necessary in order to make any of the statements herein or therein not misleading in light of the circumstances in which they were made. Copies of all documents referred to in any Schedule hereto have been delivered or made available to Buyer and constitute true, correct and complete copies thereof and include all amendments, schedules, appendices, supplements or modifications thereto or waivers thereunder.

Article V

Representations and Warranties of Buyer

As an inducement to Seller and the Shareholders to enter into this Agreement and to consummate the transactions contemplated hereunder, Buyer hereby represents and warrants to Seller and the Shareholders, as follows:

5.1 Power and Authority. Buyer is a corporation duly organized and existing in good standing under the laws of the state of California. Buyer has all requisite corporate power and authority to enter into this Agreement and to assume and perform fully its obligations hereunder. The execution and delivery of this Agreement and the performance by Buyer of its obligations hereunder have been duly and validly authorized by all necessary corporate action. This Agreement is a valid and binding obligation of Buyer enforceable in accordance with its terms.

5.2 Consents and Approvals. No filings with, notices to, or approvals of any governmental or regulatory body are required to be obtained or made by Buyer for the consummation by Buyer of the transactions contemplated hereby.

5.3 Broker’s Finder’s Fee. Buyer has not employed, or is liable for the payment of any fee to, any finder, broker, consultant or similar person in connection with the transactions contemplated under this Agreement for which Seller could have any responsibility.

Article VI

Covenants of Parties

6.1 Confidentiality. Each party will hold, and will cause its employees, consultants, advisors and agents to hold, in confidence the terms of this Agreement and any non-public information concerning the other parties obtained pursuant to this Agreement. Notwithstanding the preceding provisions, a party may disclose such information to the extent required by any applicable Law (including disclosure requirements under federal and state securities laws and disclosure required in connection with any judicial or administrative proceeding of any Governmental Authority), but the party proposing to disclose such information will first notify and consult with the other parties concerning the proposed disclosure, to the extent reasonably feasible. Each party also may disclose such information to employees, consultants, advisors, agents and actual or potential lenders whose knowledge is necessary to facilitate the consummation of the transactions contemplated by this Agreement. Each party’s obligation to hold information in confidence will be satisfied if it exercises the same care with respect to such information as it would exercise to preserve the confidentiality of its own similar information.

6.2 Required Consents. Seller will use its commercially reasonable efforts to obtain, as soon as possible and at its expense, all Required Consents in accordance with applicable Law and in form and substance reasonably satisfactory to Buyer unless specifically waived in writing by Buyer at or prior to the Closing. Buyer will cooperate with Seller to obtain all Required Consents, but Buyer will not be required to agree to any unreasonable changes in, or the imposition of any unreasonable condition to the transfer to Buyer of any lease, contract (including Seller Contracts), agreement or Governmental Permit as a condition to obtaining any Required Consent. Seller will also use its commercially reasonable efforts to obtain, at its expense, such estoppel certificates or similar documents from lessors of the real property and Persons who are parties to Seller Contracts as Buyer may reasonably request.

6.3 Noncompete.

(a) Seller and each Shareholder agrees that during the * period following the Closing Date (the “Noncompete Period”), that it, he or she shall not, directly or indirectly, either for itself, himself or herself, or for any other Person participate in the Business in * (to the extent Seller was engaged in the Business in * on or prior to the Closing Date). For purposes of this Agreement, the term “participate” includes any direct or indirect interest in any enterprise, whether as an officer, director, manager, employee, partner, member, sole proprietor, agent, representative, independent contractor, consultant, franchisor, franchisee, creditor, owner or otherwise; provided that the term “participate” shall not include (i) ownership of less than 2% of the stock of a publicly held corporation whose stock is traded on a national securities exchange or in the over the counter market, (ii) Scott Carlson’s presentation of seminars or teaching the principles of solar technology or (iii)*; provided, however, that in the case of subsection (iii) hereto, (a) Scott Carlson shall not engage in such business in excess of * per year, or such additional time reasonably permitted by Buyer, (b) Scott Carlson shall not engage in such business during the normal business hours of Buyer, (c) Buyer shall have no liability to any Shareholder or any third party related to or arising from Scott Carlson’s activities under subsection (iii) hereof and (d) Scott Carlson shall indemnify and hold Buyer harmless from and against any such liability.

(b) Non-Solicitation. During the * period following the Closing Date, Seller and each Shareholder shall not, directly or indirectly, (i) induce or attempt to induce any employee of the Business who was an employee of Seller on the Closing Date (a “Seller Employee”) to leave the employ of the Business or in any way interfere with the relationship between the Business and any Seller Employee, (ii) induce or attempt to induce any customer or supplier of the Business that was a customer or supplier of Seller on the Closing Date (a “Seller Customer/Supplier”) to cease doing business with the Business, (iii) knowingly induce or attempt to induce any Seller Employee to leave the employ of Buyer or any of its Affiliates or in any way interfere with the relationship between Buyer or any of its Affiliates and any Seller Employee , or (ii) knowingly induce or attempt to induce any Seller Customer/Supplier to cease doing business with Buyer or any of its Affiliates. Seller and each Shareholder agrees that this covenant is reasonable with respect to its duration, geographical area and scope.

(c) Specific Performance. Seller and each Shareholder agrees that Buyer may suffer irreparable harm from a breach by Seller or any Shareholder of any of the covenants or agreements contained in this Section 6.3. In the event of an alleged or threatened breach by Seller or any Shareholder of any of the provisions of this Section 6.3, Buyer or its successors or assigns may, in addition to all other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof. To the extent of any breach of this Section 6.2 by Seller or any Shareholder, as established by a final, nonappealable order of a court of competent jurisdiction, the Noncompete Period with respect to such breaching Seller or Shareholder shall automatically be extended by the length of such breach.

(d) Scope, etc. If at the time of enforcement of any of the provisions of this Section 6.3, a court holds that the restrictions stated therein are unreasonable under the circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. Seller and each Shareholder acknowledge that, without provisions contained in this Section 6.3, Buyer would not have entered into this Agreement.

6.4 Employee Matters.

(a)* Seller will not, without the prior written consent of Buyer, materially change the compensation or benefits of any employees of the Business after the date of this Agreement.

(b)* will be responsible for maintenance and distribution of benefits accrued under any Employee Benefit Plan maintained by Seller pursuant to and if required by the provisions of such plans to employees employed in the Business for the time period ending on or before the Closing Date. *

(c) All claims and obligations under, pursuant to or in connection with any welfare, medical, insurance, disability or other Employee Benefit Plans of Seller, or arising under any Law affecting employees of Seller incurred on or before the Closing Date or resulting or arising from events or occurrences occurring on or before the Closing Date (including, without limitation, any liability for (i) employees who have incurred a disability on or before the Closing Date, (ii) employees on or eligible for COBRA continuation, (iii) employees or dependents hospitalized on or before the Closing Date, and (iv) any retroactive assessment resulting from under funding of any Employee Benefit Plan by any employer sponsors thereof prior to the Closing Date) will *

(d) All claims and obligations under, pursuant to or in connection with any compensation or bonus plan of Seller (including, without limitation, any phantom stock plan, stock plan, option plan, or other similar plan or arrangement) pursuant to which any employee, director or officer of Seller receives or is entitled to receive compensation, in any form, solely as a result of the consummation of the transactions contemplated by this Agreement will *

(e) Seller understands that Buyer may hire some or all of Seller’s employees, and will give Seller reasonable notice prior to the Closing Date with respect to employees it intends to hire. Notwithstanding the foregoing, Buyer shall have no obligation to hire any of the employees *. Any employees hired by Buyer shall enter into a new employment relationship with Buyer subject to terms and conditions established by Buyer *. On the Closing Date, Seller shall terminate all employees. Any notification required by any federal, state or local law governing layoffs or terminations, including, without limitation, WARN, shall be given by Seller. Compliance with all such laws shall be Seller’s sole responsibility and liability.

6.5 Cooperation and Information Sharing.

(a) Buyer and Seller will cooperate with each other in defending or prosecuting any action, suit, proceeding, investigation or audit of the other relating to Buyer’s Tax returns for all periods up and including the Closing date and any audit of Buyer or Seller with respect to the sales, transfer and similar transactions contemplated by this Agreement. Buyer and Seller shall respond to all reasonable inquiries related to such matters and to provide, to the extent possible, substantiation of transactions and make available and furnish appropriate documents and personnel in connection therewith.

(b) For a period of seven years after the Closing Date (or such longer period as may be required by any governmental agency or ongoing legal proceeding), neither Seller nor Buyer shall dispose of or destroy any of the business records and files of the Business, without first giving the other thirty days’ written notice, who then shall have the right, at its option and expense, to take possession of the records and files. Each party shall allow the other and its representatives access to all business records and files of the Business, during regular business hours and upon reasonable notice at such other party’s principal place of business or at any location where such records are stored, and the parties shall have the right, each at its own expense, to make copies of any such records and files.

(c) Buyer shall make available to Seller, at Seller’s expense, personnel to assist in locating and obtaining records and files maintained by Buyer and any of Buyer’s personnel previously in Seller’s employ whose assistance or participation of or preparation for existing or future litigation, arbitration, tax return preparation or other similar matters in which Seller or the Shareholders is involved and which is related to the Business.

6.6 Collection of Accounts Receivables. Seller agrees to use reasonable collection methods to collect its accounts receivables consistent with its historical practice and agrees to not use any collection methods that will unduly disrupt Buyer’s ongoing relationship with its customers. Nothing in this Section shall preclude Seller, upon 10 days prior notice to Buyer, which shall not be unreasonably with held, from utilizing courts of competent jurisdiction to collect its accounts receivables.

6.7 Use of Name. On the Closing Date, Seller shall change its name to exclude the words “Carlson Solar” or any name confusingly similar thereto and following the Closing Date, Seller shall refrain from using the name “Carlson Solar” or any name confusingly similar thereto, provided however Seller is authorized to endorse any checks, money orders or negotiable instruments received by it in payment of its accounts receivable in the name of Carlson Solar.

6.8 Transferred Vehicles. To the extent that Buyer has not received all of the titles for the Transferred Vehicles on the Closing Date, Seller agrees to take all action necessary at Seller’s sole expense, to promptly deliver such undelivered vehicle titles to Buyer following the Closing Date.

6.9 Financial Statements. At least three business days prior to the Closing Date, Seller will cause to be delivered to Buyer complete copies of all monthly and quarterly financial statements and operating reports for the Business for periods ending after the date of the Latest Balance Sheet. Such financial statements shall be prepared in accordance with Seller’s ordinary and customary accounting practices consistently applied, subject to normal year-end adjustments and the absence of footnote disclosures.

6.10 Taxes.

(a)* any expense related to any state or local sales, use, transfer, excise, documentary or license taxes or fees or any other charge (including filing fees) imposed by any Governmental Authority with respect to the transfer of any of the Transferred Assets pursuant to this Agreement; *.

(b) Notwithstanding anything herein to the contrary, all Taxes imposed on a periodic basis, including such taxes as real property, personal property (tangible and intangible), lease, motor vehicle and ad valorem taxes (“Periodic Taxes”) with respect to the Transferred Assets (other than Taxes discussed in (a) above) for the taxable period including (but not ending on) the Closing Date (the “Tax Period”) shall be apportioned between Seller and Buyer as of the Closing Date based on the number of days in the Tax Period prior to and including the Closing Date and the number of days in the Tax Period after the Closing Date. Seller shall be liable for the amount of such Taxes attributable to that portion of the Tax Period that ends on the Closing Date and Buyer shall be liable for the amount of such Taxes attributable to that portion of the Tax Period after the Closing Date. Each party shall deliver to the other parties copies of any Periodic Tax notices received by the first party with respect to any Tax Periods within ten (10) Business Days of the first party’s receipt thereof. The parties shall consult with each other regarding the accuracy of such Periodic Tax notice and shall fully cooperate with, and assist, each other in the contest of any erroneous Periodic Taxes; provided, however, that (i) nothing herein shall relieve any party of its obligation to pay its share of such Periodic Taxes and (ii) upon request of the party receiving such Periodic Tax notice, the other parties shall make financial arrangements to pay their share of such Periodic Taxes on terms and conditions reasonably acceptable to the other party.

6.11 Waiver of Bulk Sale Law. Buyer and Seller waive any requirement that this purchase and sale be subjected to the provisions of the Bulk Sale Law of California. Notwithstanding the foregoing, nothing in this Section 6.11 shall relieve Seller of its indemnification of Buyer pursuant to Section 8.1. Nothing in this paragraph will stop or prevent either Buyer or Seller from asserting as a bar or defense to any proceeding brought under the bulk sale law that such law does not apply to the sale contemplated under this agreement.

6.12 Securities Matters. Seller and each Shareholder acknowledge that Buyer will require (at Buyer’s sole cost and expense) audited financial statements for the fiscal years ended December 31, 2005 and December 31, 2006, and reviewed financial statements for the period from January 1, 2007 through the Closing Date. Seller and each Shareholder shall, at Buyer’s request, and to the extent necessary in connection with a public offering or private placement of any securities of Buyer or any Affiliate of Buyer, cooperate with Buyer in connection with the audit and review of such financial statements to the extent necessary to enable Buyer to present the financial statements required by Form S-1 of the Securities and Exchange Commission or other securities laws. Seller and each Shareholder shall render such assistance as may be reasonably necessary in connection with the audit and review of such financial statements and shall provide or make available such records or information relevant thereto as are in its possession or under its control. In addition, Seller and each Shareholder shall use its reasonable best efforts to assist Buyer in connection with any offering or placement of securities of Buyer, or any Affiliate who is a direct or indirect parent of Buyer, including, without limitation, participation in underwriter due diligence sessions, at such times as required by Buyer (solely with respect to the Business) or any underwriter and by providing all information necessary concerning the Business as required by Buyer and its underwriter. In addition, in connection with any offering or placement of securities of Buyer, or any Affiliate who is a direct or indirect parent of Buyer, Scott Carlson shall use his reasonable best efforts to assist with participation in ‘road shows’ in his capacity as an employee of Buyer.

6.13 Further Assurances. On and after the Closing Date, each party will take all appropriate action, execute (or cause to be executed) and deliver, all documents, instruments of sale, transfer, conveyance, assignment and delivery, and such consents, assurances, powers of attorney and other instruments, including, without limitation, evidence of the termination of any Encumbrances on the Transferred Assets, as may be reasonably requested by such party or its counsel in order to vest in Buyer all right, title and interest of Seller in and to the Transferred Assets and otherwise in order to carry out the purpose and intent of this Agreement. Following the Closing Date, the parties shall cooperate with one another with respect to completing all necessary reconciliations and reports of all of the accounting and financial activities and operations of and pertaining to Seller and the Business and the other transactions identified in or arising out of this Agreement. The parties shall provide each other with access to and copies of all appropriate records and reports in furtherance hereof. Without limiting the foregoing, it is understood that any checks or other items of income, and all invoices and statements relating to any expenses, liabilities or payables physically received by Seller but which belong to Buyer pursuant to the terms hereof, shall be delivered to Buyer and all invoices and statements relating to any expenses, liabilities or payables physically received by Buyer but which belong to Seller pursuant to the terms hereof, shall be delivered to Seller. Buyer and Seller agree to reconcile all liabilities and expenses (including, without limitation, any Excluded Liabilities) to ensure that the appropriate adjustments or payments are made between Seller and Buyer to reflect and carry out the terms and agreements set forth in this Agreement.

Article VII

Closing Deliveries

7.1 Deliveries by Seller and the Shareholders. Seller and the Shareholders shall deliver the following to Buyer at Closing:

(a) Lease Agreement. The Lease Agreement substantially in the form of Exhibit E hereto.

(b) Motor Vehicles. Titles for the vehicles set forth on Schedule 4.16 (the “Transferred Vehicles”); provided, that to the extent that the titles for any of the Transferred Vehicles are held by a lender to Seller, such titles may be delivered by Seller promptly following the Closing Date in accordance with Section 6.7.

(c) Legal Opinion. The legal opinion of Swan Carpenter Wallis & McKenzie LLP, counsel to Seller in the form of Exhibit F hereto.

(d) Encumbrances. Evidence that all Encumbrances (other than Permitted Liens) on the Transferred Assets of Seller shall have been released.

(e) Employment Agreement. The Employment Agreement with Scott Carlson, in the form of Exhibit G hereto (the “Employment Agreement”).

(f) Compliance Certificate. A certificate signed by an officer of Seller that each of the representations and warranties made by Seller in this Agreement is true and correct in all material respects (provided that any representations and warranties qualified by materiality shall be true and correct in all respects) as of the Closing Date.

(g) Certified Resolutions. Certified copies of the resolutions of the Board of Directors and the stockholders of Seller authorizing and approving this Agreement and the consummation of the transactions contemplated hereby.

(h) Incumbency Certificate. An incumbency certificate relating to each person executing for Seller any document executed and delivered to Buyer pursuant to the terms hereof.

(i) Good Standing. Good standing certificates issued by the Secretary of State of California with respect to Seller.

(j) FIRPTA. An affidavit from Seller and each Shareholder complying with the Foreign Investment in Real Property Tax Act.

(k) Required Consents. Evidence that all of the Required Consents have been obtained in form and substance reasonably satisfactory to Buyer.

(l) Delivery of Transaction Documents. The Bill of Sale, Assignment and Assumption Agreement, Escrow Agreement and such other documents as Buyer or its counsel may reasonably request to evidence the transactions contemplated hereby.

7.2 Deliveries by Buyer. Buyer shall deliver the following to Sellers at the Closing:

(a) Compliance Certificate. A certificate signed by an officer of Buyer that each of the representations and warranties made by Buyer in this Agreement is true and correct in all material respects (provided that any representations and warranties qualified by materiality shall be true and correct in all respects) as of the Closing Date.

(b) Certified Resolutions. Certified copies of the resolutions of the Board of Directors of Buyer authorizing and approving this Agreement and the consummation of the transactions contemplated hereby.

(c) Incumbency Certificate. An incumbency certificates relating to each person executing for Buyer any document executed and delivered to Seller pursuant to the terms hereof.

(d) Deliveries. The Assignment and Assumption Agreement, the Escrow Agreement and such other documents as Seller or their counsel may reasonably request to evidence the transactions contemplated hereby.

Article VIII

Indemnification

8.1 Indemnification.

(a) By Seller. Seller and each Shareholder, jointly and severally, shall indemnify and hold harmless Buyer, and its managers, members, officers, employees, Affiliates and agents, at all times from and after the Closing Date, against and in respect of Losses arising from: (i) any breach of any of the representations or warranties made by Seller or the Shareholders in this Agreement or the Transaction Documents (without regard to any knowledge, materiality or Material Adverse Effect qualification contained therein); (ii) any breach of the covenants and agreements made by Seller or the Shareholders in this Agreement or the Transaction Document (without regard to any knowledge, materiality or Material Adverse Effect qualification contained in such covenant or agreement); (iii) any Excluded Liabilities; and (iv) any failure of Seller to provide notice pursuant to the bulk sales act or similar laws regarding the sale of the Transferred Assets.

(b) By Buyer. Buyer shall indemnify and hold harmless Seller and each Shareholder and their respective managers, members, directors, officers, employees, Affiliates and agents at all times from and after the Closing Date against and in respect of Losses arising from or relating to: (i) any breach of any of the representations or warranties made by Buyer in this Agreement or the Transaction Documents (without regard to any knowledge, materiality or Material Adverse Effect qualification contained therein); (ii) any breach of the covenants and agreements made by Buyer in this Agreement or the Transaction Documents (without regard to any knowledge, materiality or Material Adverse Effect qualification contained in such covenant or agreement); (iii) the Assumed Liabilities; and (iv) the operation of the Business after the Closing Date.

8.2 Limitations of Indemnity.

(a) Notwithstanding the foregoing, (i) no amounts shall be payable under Section 8.1(a)(i) unless and until *; and (a) no claim for indemnification under Section 8.1(a)(i) shall first be asserted after the * anniversary of the Closing Date; provided, however, that a claim for indemnification under Sections 4.1 (Organization, Qualification and Authority), 4.7 (Transferred Assets), 4.9 (Environmental and Safety Matters), 4.12 (Seller’s Employee Benefits), 4.17 (Tax Returns; Taxes), or 4.21 (Legal and Other Compliance) may be asserted at any time prior to the expiration of the statute of limitations applicable thereto. * Notwithstanding anything herein to the contrary, the * shall not apply to a claim for (i) breach of any representation and warranty set forth in Sections 4.1 (Organization, Qualification and Authority), 4.9 (Environmental and Safety Matters), 4.12 (Seller’s Employee Benefits), 4.14 (Brokers; Certain Expenses), 4.17 (Tax Returns; Taxes), or 4.21 (Legal and Other Compliance) and (ii) Losses arising from or relating to Excluded Warranty Work. * shall apply to a claim for fraud.

8.3 Indemnification Procedures — Third Party Claims.

(a) The rights and obligations of a party claiming a right of indemnification hereunder (each, an “Indemnitee”) from a party to this Agreement (each, an “Indemnitor”) in any way relating to a Third Party Claim shall be governed by the following provisions of this Section 8.2:

(i) The Indemnitee shall give prompt written notice to the Indemnitor of the commencement of any claim, action suit or proceeding, or any threat thereof, or any state of facts which Indemnitee determines will give rise to a claim by the Indemnitee against the Indemnitor based on the indemnity agreements contained in this Agreement setting forth, in reasonable detail, the nature and basis of the claim and the amount thereof, to the extent known, and any other relevant information in the possession of the Indemnitee (a “Notice of Claim”). The Notice of Claim shall be accompanied by any relevant documents in the possession of the Indemnitee relating to the claim (such as copies of any summons, complaint or pleading which may have been served and, or any written demand or document evidencing the same). No failure to give a Notice of Claim shall affect, limit or reduce the indemnification obligations of an Indemnitor hereunder, except to the extent such failure actually prejudices such Indemnitor’s ability successfully to defend the claim, action, suit or proceeding giving rise to the indemnification claim.

(ii) In the event that an Indemnitee furnishes an Indemnitor with a Notice of Claim, then upon the written acknowledgment by the Indemnitor given to the Indemnitee within thirty (30) days of receipt of the Notice of Claim, stating that the Indemnitor is undertaking and will prosecute the defense of the claim under such indemnity agreements and confirming that as between the Indemnitor and the Indemnitee, and that the claim covered by the Notice of Claim is subject to this Article VIII (an “Indemnification Acknowledgment”), then the claim covered by the Notice of Claim may be defended by the Indemnitor, at the sole cost and expense of the Indemnitor; provided, however, that the Indemnitee is authorized to file any motion, answer or other pleading that may be reasonably necessary or appropriate to protect its interests during such thirty (30) day period. However, in the event the Indemnitor does not furnish an Indemnification Acknowledgment to the Indemnitee or does not offer reasonable assurances to the Indemnitee as to Indemnitor’s financial capacity to satisfy any final judgment or settlement, the Indemnitee may, upon written notice to the Indemnitor, assume the defense (with legal counsel chosen by the Indemnitee) and dispose of the claim, at the sole cost and expense of the Indemnitor. Notwithstanding receipt of an Indemnification Acknowledgment, the Indemnitee shall have the right to employ its own counsel in respect of any such claim, action, suit or proceeding, but the fees and expenses of such counsel shall be at the Indemnitee’s own cost and expense, unless (A) the employment of such counsel and the payment of such fees and expenses shall have been specifically authorized by the Indemnitor in connection with the defense of such claim, action, suit or proceeding or (B) the Indemnitee shall have reasonably concluded based upon a written opinion of counsel that there may be specific defenses available to the Indemnitee which are different from or in addition to those available to the Indemnitor, in which case the costs and expenses incurred by the Indemnitee shall be borne by the Indemnitor.

(iii) The Indemnitee or the Indemnitor, as the case may be, who is controlling the defense of the claim, action, suit or proceeding, shall keep the other fully informed of such claim, action, suit or proceeding at all stages thereof, whether or not such party is represented by counsel. The parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such claim, action, suit or proceeding. Subject to the Indemnitor furnishing the Indemnitee with an Indemnification Acknowledgment in accordance with Section 8.2(a)(ii), the Indemnitee shall cooperate with the Indemnitor and provide such assistance, at the sole cost and expense of the Indemnitor, as the Indemnitor may reasonably request in connection with the defense of any such claim, action, suit or proceeding, including, but not limited to, providing the Indemnitor with access to and use of all relevant corporate records and making available its officers and employees for depositions, pre trial discovery and as witnesses at trial, if required. In requesting any such cooperation, the Indemnitor shall have due regard for, and attempt to not be disruptive of, the business and day to day operations of the Indemnitee and shall follow the requests of the Indemnitee regarding any documents or instruments which the Indemnitee believes should be given confidential treatment.

(b) The Indemnitor shall not make or enter into any settlement of any claim, action, suit or proceeding which Indemnitor has undertaken to defend, without the Indemnitee’s prior written consent (which consent shall not be unreasonably withheld or delayed), unless there is no obligation, directly or indirectly, on the part of the Indemnitee to contribute to any portion of the payment for any of the Losses, the Indemnitee receives a general and unconditional release with respect to the claim (in form, substance and scope reasonably acceptable to the Indemnitee), there is no finding or admission of any violation of law by, or effect on any other claim that may be made against the Indemnitee and, in the reasonable judgment of the Indemnitee, the relief granted in connection therewith is not likely to have a Material Adverse Effect on the Indemnitee or the Indemnitee’s reputation or prospects.

(c) Any claim for indemnification that may be made under more than one subsection under Section 8.1 may be made under the subsection that the claiming party may elect in its sole discretion, notwithstanding that such claim may be made under more than one subsection.

8.4 Indemnification Procedures — Other Claims, Indemnification Generally.

(a) A claim for indemnification for any matter not relating to a Third Party Claim under Section 8.2 may be asserted by giving reasonable notice directly by the Indemnitee to the Indemnitor. The Indemnitee shall afford the Indemnitor access to all relevant corporate records and other information in its possession relating thereto.

(b) If any party becomes obligated to indemnify another party with respect to any claim for indemnification hereunder and the amount of liability with respect thereto shall have been finally determined, the Indemnitor shall pay such amount to the Indemnitee in immediately available funds within ten (10) days following written demand by the Indemnitee.

8.5 Exclusive Remedy. The provisions for indemnification set forth in this Article VIII are the exclusive remedies of Buyer, Seller and the Shareholders arising out of or in connection with this Agreement, and shall be in lieu of any rights under contract, tort, equity or otherwise (other than claims based on actual fraud or intentional breach of this Agreement).

8.6 Escrow. Any amount owing under this Article VIII shall be first paid from the Escrow Amount (to the extent such amounts have not been released) with Seller or Buyer, as applicable, remaining liable for any deficiency.

Article IX

Miscellaneous

9.1 Publicity. Except as required by law, neither Seller nor the Shareholders shall make any press release or other public announcement concerning this Agreement or the transactions contemplated hereby without advance written approval thereof by Buyer.

9.2 Expenses. Except as provided in Article VIII, Seller and Buyer shall bear all of their own expenses in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including without limitation all fees and expenses of its agents, representatives, counsel and accountants.

9.3 Entire Agreement; Amendments and Waivers. This Agreement, together with all Exhibits and Disclosure Schedules hereto and the other Transaction Documents, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. This Agreement may not be amended or modified except by an instrument in writing signed by Buyer, Seller and the Shareholders. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. Neither the failure nor the delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege shall preclude any other or further exercise of any such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Law, (a) no waiver that may be given by a party shall be applicable except in the specific instance for which it was given and (b) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such Party or the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the other Transaction Documents.

9.4 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) when delivered if personally delivered by hand (with written confirmation of receipt), (ii) when received if sent by a nationally recognized overnight courier service (receipt requested), or (iii) when receipt is acknowledged by an affirmative act of the party receiving notice, if sent by facsimile, telecopy or other electronic transmission device (provided that such an acknowledgement does not include an acknowledgment generated automatically by a facsimile or telecopy machine or other electronic transmission device). Notices, demands and communications to Buyer, Seller and the Shareholders will, unless another address is specified in writing, be sent to the address indicated below:

If to Buyer, to:

Real Goods Carlson, Inc.

P.O. Box 593

13771 So. Highway 101

Hopland, CA 95449

Attention: John Schaeffer

Telephone: (707) 744-2010

Facsimile: (707) 744-2104

E-Mail: john@realgoods.com

with a copy (which shall not serve as notice) to:

Brownstein Hyatt Farber Schreck, LLP

410 Seventeenth Street, Suite 2200

Denver, CO 80202

Attention: Jacquelyn Kilmer

Telephone: (303) 223-1100

Facsimile: (303) 223-1111

E-Mail: jkilmer@bhfs.com

and

Gaiam, Inc.

360 Interlocken Blvd.

Broomfield, CO 80021

Attention: John Jackson

Telephone: (303) 222-3809

Facsimile: (303) 222-3700

E-Mail: john.jackson@gaiam.com

If to Seller to:

Carlson Solar, Inc.

44142 Merced Road

Hemet, CA 92544

Attention: Scott Carlson

Telephone: (909) 732-0782

Facsimile: (951) 927-4433

E-Mail: scottsolar@hotmail.com

with a copy (which shall not serve as notice) to:

Swan Carpenter Wallis & McKenzie LLP

1600 E. Florida Ave Suite 211

Hemet, CA 92544

Attention: Bruce Wallis

Telephone: (951) 658-7162

Facsimile: (951) 658-2231

E-Mail: bwallis@scwm-hemet.com

If to the Shareholders to:

Scott and Mary Carlson

44142 Merced Road

Hemet, CA 92544

Attention: Scott Carlson

Telephone: (909) 732-0782

Facsimile: (951) 927-4433

E-Mail: scottsolar@hotmail.com

or at such other address or addresses as Buyer, Seller or the Shareholders, as the case may be, may specify by written notice given in accordance with this Section 9.4.

9.5 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended and the terms hereof may be waived only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance.

9.6 Governing Law. IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE (WITHOUT REGARD TO THE CHOICE OF LAW OR CONFLICTS OF LAW PROVISIONS THEREOF) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

9.7 Consent to Jurisdiction and Venue. THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENT AND AGREE THAT ALL ACTIONS, SUITS OR OTHER PROCEEDINGS ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT SHALL BE TRIED AND LITIGATED IN STATE OR FEDERAL COURTS LOCATED IN *, WHICH COURTS SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY AND ALL CLAIMS, CONTROVERSIES AND DISPUTES ARISING OUT OF OR RELATED TO THIS AGREEMENT. NOTWITHSTANDING THE FOREGOING, NOTHING CONTAINED IN THIS SECTION 9.7 SHALL PRECLUDE ANY PARTY FROM BRINGING ANY ACTION, SUIT OR OTHER PROCEEDING IN THE COURTS OF ANY OTHER LOCATION WHERE BUYER, SELLER OR SHAREHOLDERS OR ANY ONE OF THEM OR ANY OF ITS OR THEIR ASSETS OR THE COLLATERAL MAY BE FOUND OR LOCATED OR TO ENFORCE ANY JUDGMENT OR OTHER COURT ORDER IN FAVOR OF SUCH PARTY.

EACH OF SELLER AND EACH SHAREHOLDER, FOR ITSELF AND ITS PROPERTY, (A) IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION, SUIT OR OTHER PROCEEDING COMMENCED IN ANY SUCH COURT, (B) WAIVES ANY RIGHT IT MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR ANY OBJECTION THAT SUCH PERSON MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION OR IMPROPER VENUE AND (C) CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.

TO THE EXTENT PERMITTED UNDER THE APPLICABLE LAWS OF ANY SUCH JURISDICTION, EACH OF SELLER ANY AND EACH SHAREHOLDER HEREBY WAIVES, IN RESPECT OF ANY SUCH ACTION, SUIT OR OTHER PROCEEDING, THE JURISDICTION OF ANY OTHER COURT OR COURTS THAT NOW OR HEREAFTER, BY REASON OF SUCH PARTY’S PRESENT OR FUTURE DOMICILE, OR OTHERWISE, MAY BE AVAILABLE TO IT.

9.8 Attorneys’ Fees and Costs. If any litigation or arbitration shall occur between the Parties, which litigation arises out of or as a result of this Agreement or the acts of the Parties, or which seeks an interpretation or enforcement of this Agreement, the prevailing party shall be entitled to recover all costs and expenses of such litigation, including reasonable attorney’s fees and costs.

9.9 Counterparts. This Agreement may be executed in two or more counterparts (delivery of which may occur via facsimile), each of which shall be binding as of the date first written above, and, when delivered, all of which shall constitute one and the same instrument. A facsimile signature or electronically scanned copy of a signature shall constitute and shall be deemed to be sufficient evidence of a party’s execution of this Agreement, without necessity of further proof. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

9.10 Invalidity. If any term or other provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced under any applicable Law in any particular respect or under any particular circumstances, then, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party, (a) such term or provision shall nevertheless remain in full force and effect in all other respects and under all other circumstances, and (b) all other terms, conditions and provisions of this Agreement shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled to the fullest extent possible.

9.11 Negotiated Agreement. The parties hereby acknowledge that the terms and language of this Agreement were the result of negotiations among the Parties and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any particular party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

9.12 Assignment. This Agreement shall inure to the benefit of, and be binding upon, the parties and their respective successors and permitted assigns. In addition, it is the intent of the parties that the Indemnitees that are not a party hereto be third party beneficiaries of Article VIII of this Agreement. Buyer, Seller or any Shareholder may not assign, transfer or delegate any of their rights or obligations hereunder or any interest herein, by operation of law or otherwise, without the prior written consent of the other Parties; provided, that Buyer may assign its rights and obligations under this Agreement to any wholly owned affiliate of Gaiam, Inc.

9.13 Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future applicable Laws during the term thereof, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part thereof, and the remaining provisions thereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to the illegal, invalid, or unenforceable provision as may be possible, which shall to the greatest extent possible effect the original intent of the parties.

Execution Version

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BUYER:

REAL GOODS CARLSON, INC.

By:
Name:	John Schaeffer
Title:	President

SELLER:

CARLSON SOLAR

By:
Name:
Title:

SHAREHOLDERS:

Robert Scott Carlson

Mary Carlson

Brandon Carlson

Brittany Carlson